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                                                                      Exhibit 23




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Sterling Bancorp:



We consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-72294) of Sterling Bancorp of our report dated January 24, 2002, relating to the consolidated balance sheets of Sterling Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2001, and the consolidated statements of condition of Sterling National Bank as of December 31, 2001 and 2000 which report is incorporated by reference in the annual report on Form 10-K of Sterling Bancorp as of and for the year ended December 31, 2001.

/s/ KPMG LLP


New York, New York
March 28, 2002